Exhibit 16.1

June 14, 2017

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Benefit Street Partners Realty Trust, Inc. (the Company) and, under the date of March 29, 2017, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2016 and 2015. On June 9, 2017, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated June 14, 2017, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP